Exhibit 99.1

Contacts:
Quidel Corporation	Lippert/Heilshorn & Associates
Paul E. Landers, Chief Financial Officer	Don Markley/Bruce Voss
(858) 552-7962	(310) 691-7100

QUIDEL ANNOUNCES THIRD QUARTER RESULTS

WORLDWIDE PRODUCT SALES UP 19%

SAN DIEGO (November 1, 2006) — Quidel Corporation (NASDAQ: QDEL), a leader in point-of-care rapid diagnostic tests, today announced unaudited financial results for the three and nine months ended September 30, 2006.

GAAP Financial Results

For the third quarter of 2006, total revenues rose 18% to $23.7 million, compared with total revenues of $20.0 million for the third quarter of 2005.  Worldwide product sales increased 19% to $23.4 million, compared with $19.7 million for the same period last year.  Worldwide growth was led by sales of QuickVue® Influenza tests, Strep A tests and pregnancy tests with an aggregate 22% increase in sales of these products over the third quarter of last year.

Gross margin for the third quarter of 2006 improved to 56%, compared with 53% in the third quarter of 2005, due to higher sales and a favorable product mix, partially offset by continued strategic investments in support of the Company’s QVB™ (Quidel Value Build) programs.

Operating expenses for the third quarter of 2006 were $11.4 million, compared with operating expenses of $9.4 million for the third quarter of 2005.  The increase in operating expenses is primarily due to non-cash stock-compensation expense of $0.9 million, amortization of acquired intangible assets, as well as planned research and development activities, clinical trials associated with QVB programs and marketing expenses associated with new product introductions.

For the third quarter of 2006, the Company reported net earnings of $2.1 million, or $0.06 per share on a fully diluted basis, compared with net earnings of $0.7 million, or $0.02 per share on a fully diluted basis, for the third quarter of 2005.

“Our outstanding financial performance in the third quarter reflects the quality of our QuickVue brand, our strong relationships with distribution partners and the continued market leadership of our core products,” said Caren Mason, president and chief executive officer of Quidel.  “We are particularly pleased with our improved gross margin and operating margin while making significant investments to support the introduction of the QuickVue immunochemical Fecal Occult Blood test and the recently launched QuickVue test for Respiratory Syncytial Virus, which received FDA marketing clearance late in the quarter.  These products represent important long-term market opportunities and, through our QVB program, we are providing physicians and other healthcare providers with the clinical and research data to support their product choice.”

Non-GAAP Financial Results

For the third quarter of 2006, the Company reported adjusted net earnings of $3.1 million, or $0.09 per share on a fully diluted basis, compared with adjusted net earnings of $1.0 million, or $0.03 per share on a fully diluted basis, for the third quarter of 2005. The components of adjusted net earnings are identified and discussed below under “Non-GAAP Financial Information.”

Liquidity

Cash and cash equivalents as of September 30, 2006 were $30.6 million, compared with $34.9 million as of December 31, 2005.

During the third quarter of 2006, Quidel repurchased 896,502 shares of common stock at an average price of $9.35 per share, under the Company’s $25 million share repurchase program announced in June 2005.  As of September 30, 2006, the Company had repurchased approximately $11.6 million in shares since the inception of the share repurchase program.

GAAP Year-to-Date Financial Results

For the first nine months of 2006, total revenues rose 17% to $67.2 million from $57.5 million in the first nine months of 2005.  Worldwide product sales increased 21%, with a 26% increase in domestic product sales and a 4% increase in international product sales, all compared with the first nine months of 2005.  Gross margin for the first nine months of 2006 was 55%, compared with

56% in the prior-year period, reflecting increased investments in manufacturing process improvements and quality control, as well as a full three quarters of royalty expense in connection with the May 2005 patent litigation settlement. Operating expenses for the first nine months of 2006 were $34.7 million, compared with $48.6 million for the comparable period in 2005.  Expenses in the 2005 period include the one-time $17 million payment incurred in the first quarter of 2005 under the terms of a patent litigation settlement. Operating expenses in the first nine months of 2006 include non-cash stock-compensation expense of approximately $2.5 million, as well as increased amounts for amortization of acquired intangible assets, planned research and development activities, clinical trials and marketing expenses associated with the Company’s QVB programs and new product introductions during 2006, partially offset by lower legal fees associated with the settlement of the patent litigation.  For the first nine months of 2006, net earnings were $3.4 million, or $0.10 per share on a fully diluted basis, compared with a net loss of $18.9 million, or $0.58 per share, for the comparable period last year.

Non-GAAP Year-to-Date Financial Results

For the first nine months of 2006, adjusted net earnings were $6.0 million, or $0.17 per share on a fully diluted basis, compared with adjusted net earnings of $2.4 million, or $0.07 per share on a fully diluted basis, for the first nine months of 2005. The components of adjusted net earnings are discussed below under “Non-GAAP Financial Information.”

Non-GAAP Financial Information

The Company is providing non-GAAP financial information to reflect the effect of certain non-recurring or non-cash items on net earnings (loss) and net earnings (loss) per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP.  Included in the items in the GAAP earnings (loss) but excluded from the adjusted net earnings and net earnings (loss) per share are: (1) non-cash stock-compensation expense, (2) the one-time $17 million patent litigation settlement payment incurred in the first quarter of 2005, (3) an increase in the Company’s tax provision due to the impact of the patent litigation settlement on the Company’s assessment of deferred tax assets, and (4) discontinued operations encompassing the Company’s urinalysis and ultrasonometer businesses.

Management is providing the adjusted net earnings and adjusted net earnings per share information for the periods presented because it believes this enables a better comparison of the

Company’s financial performance from period-to-period, and to that of its competitors.  This presentation is not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP.  A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this press release as part of the attached financial tables.

Conference Call Information
Quidel management will host a conference call to discuss these topics as well as other corporate matters today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time).  During the conference call, the Company may answer questions concerning business and financial developments and trends and other business and financial matters.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.  To participate via telephone, please call (888) 803-7396 from the U.S. or (706) 634-1052 for international callers.  A telephone replay will be available for two days following the completion of the call by dialing (800) 642-1687 from the U.S. or (706) 645-9291 for international callers, and entering reservation number 9103812.  The conference call will be broadcast live over the Internet at www.quidel.com and will be available for 14 days following the call.

The financial results included in this press release are unaudited.  The complete, unaudited financial statements of the Company for the quarter ended September 30, 2006 will be included in the Company’s Quarterly Report on Form 10-Q to be filed with the SEC on or before November 3, 2006.

About Quidel
Quidel Corporation serves to enhance the health and well being of people around the globe through the discovery, development, manufacturing and marketing of rapid diagnostic solutions at the point of care (POC) in infectious diseases and reproductive health. Marketed under the leading brand name of QuickVue, the portfolio currently includes tests that aid in the diagnosis of several disease or condition states, including influenza, respiratory syncytial virus, Fecal Occult Blood, Strep A, pregnancy, bacterial vaginosis, infectious mononucleosis, H. pylori and Chlamydia. Quidel’s products are sold to healthcare professionals with a focus on the physician office lab and acute care markets through leading medical distribution partners on a worldwide basis. Quidel’s Specialty Products Group (SPG) develops research products in the fields of oncology and bone health with future point-of-care applications. By building value in rapid diagnostic tests, Quidel provides leadership to the industry and among healthcare professionals allowing for the movement of patient testing out of the central laboratory setting and into the physician office, urgent care and other outpatient settings where rapid testing and treatment has an impact on clinical outcomes and provides an economic benefit. For more information, visit www.quidel.com, www.flutest.com, or www.colorectal-test.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation, seasonality, the length and severity of cold and flu seasons, uncertainty surrounding the detection of novel influenza viruses involving human specimens, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, technological changes, the reimbursement system currently in place and future changes to that system, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration (“FDA”), intellectual property, product liability, environmental or other litigation, required patent license fee payments not currently reflected in our costs, potential inadequacy of booked reserves, and lower than anticipated sales or market penetration of our new products. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. The risks described under “Risk Factors” in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. We undertake no obligation to publicly release the results of any revision or update of the forward-looking statements.

[Tables to follow]

QUIDEL CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Three months ended		Year to date
	September 30,		September 30,
	2006	2005	2006	2005
	(unaudited)

Net sales	$23,436	$19,693	$66,310	$54,618
Research contract, license and royalty income	284	339	931	2,903

Total revenues	23,720	20,032	67,241	57,521

Cost of sales	10,344	9,280	29,527	24,270
Research and development	3,126	2,968	9,903	9,304
Sales and marketing	4,080	3,610	12,312	11,776
General and administrative	3,322	2,531	9,547	9,577
Patent litigation settlement	—	—	—	17,000
Amortization of intangibles	849	315	2,979	945

Total costs and expenses	21,721	18,704	64,268	72,872

Earnings (loss) from operations	1,999	1,328	2,973	(15,351)

Interest expense	188	201	573	611
Interest income	(346)	(155)	(1,070)	(519)
Other, net	14	(1)	48	(13)

Total other (income) expense	(144)	45	(449)	79

Earnings (loss) from continuing operations, before income taxes	2,143	1,283	3,422	(15,430)

Income tax expense	—	467	—	2,664

Earnings (loss) from continuing operations	2,143	816	3,422	(18,094)

Loss from discontinued operations, net of tax	—	(116)	—	(767)

Net earnings (loss)	$2,143	$700	$3,422	$(18,861)

Basic earnings (loss) per share:
Continuing operations	$0.07	$0.02	$0.10	$(0.56)
Discontinued operations	0.00	0.00	0.00	(0.02)
Net earnings (loss)	0.07	0.02	0.10	(0.58)

Diluted earnings (loss) per share:
Continuing operations	$0.06	$0.02	$0.10	$(0.56)
Discontinued operations	0.00	0.00	0.00	(0.02)
Net earnings (loss)	0.06	0.02	0.10	(0.58)

Weighted shares used in basic per share calculation	32,551	32,808	33,060	32,330
Weighted shares used in diluted per share calculation	33,744	33,787	34,400	32,330

Gross profit as a% of net sales	56%	53%	55%	56%
Research and development as a% of net sales	13%	15%	15%	17%
Sales and marketing as a% of net sales	17%	18%	19%	22%
General and administrative as a% of net sales	14%	13%	14%	18%

Condensed balance sheet data (in thousands):

	9/30/06	12/31/05
	(unaudited)	(audited)
Cash and cash equivalents	$30,594	$34,930
Working capital	42,750	43,984
Total assets	107,513	113,848
Long term obligations	8,592	9,087
Stockholders’ equity	84,027	87,243

QUIDEL CORPORATION

Reconciliation of Non-GAAP Financial Information

(In thousands, except per share data)

	Three months ended		Year to date
	September 30,		September 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)

Net earnings (loss) - GAAP	$2,143	$700	$3,422	$(18,861)

Add: Non-cash stock compensation expense	925	216	2,535	460
Patent litigation settlement	—	—	—	17,000
Income tax impact of patent litigation settlement	—	—	—	3,000
Discontinued operations, net of taxes	—	116	—	767

Adjusted net earnings	$3,068	$1,032	$5,957	$2,366

Basic earnings (loss) per share:
Adjusted net earnings	$0.09	$0.03	$0.18	$0.07
Net earnings (loss) - GAAP	0.07	0.02	0.10	(0.58)

Diluted earnings (loss) per share:
Adjusted net earnings	$0.09	$0.03	$0.17	$0.07
Net earnings (loss) - GAAP	0.06	0.02	0.10	(0.58)

Weighted shares used in basic per share calculation	32,551	32,808	33,060	32,330
Weighted shares used in diluted per share calculation	33,744	33,787	34,400	32,866

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